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October 29, 2003


Harvey Goldberg
19798 Greenbriar Drive
Tarzana, CA 91356-5442

Re:      Terms of Engagement by Laserlock Technologies, Inc. of Harvey Goldberg
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Dear Harvey:

The purpose of this letter is to outline the terms upon which you have agreed to render designated services to Laserlock Technologies, Inc. (the "Company") which are vital to its future growth and development.

1) Description of Services. You will make yourself available to the Company and spend time and effort with respect to development and implementation of the Company's slot ticket advertising plan. In this respect, among other things, you will perform services with respect to the following:

    (a) Responsibility for assisting the Company to develop the financial details of its Business Plan and its advertising ticket business model;

    (b) Assistance in the financial aspects of the potential acquisition of Translucent Technologies d/b/a Slot Tickets; and

    (c) Performance of business advisory services to the Company, to assist the Company to develop various business models and to assist with other business planning functions as mutually agreed upon with management.

2) Time Commitment. While it is understood that the timing of your services is flexible, you agree to devote such reasonable attention to the matters described in paragraph 1 as will facilitate their execution in a reasonably prompt and effective manner.

3) Term. You will be engaged for a minimum term of 6 months, subject to extension based upon our mutual agreement.

4) Cash Compensation. You will be paid $2,500 per month effective October 1, 2004, payable on the last day of the calendar month. You also will be reimbursed for accountable expenses incurred by you in the course of your service.

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October 29, 2003
Page 2

5) Equity Compensation. You will be granted options to acquire 200,000 shares of the common stock of the Company at an exercise price of $.07 share. The right to exercise such options will vest in six equal monthly installments beginning the effective date hereof, so long as you are continuing to render the services hereunder. These stock options will be granted under an Equity Compensation Plan for key employees and consultants to be adopted by the Company, and you shall execute a standard option grant agreement adopted pursuant to such Stock Option Plan. The options will be exercisable for 10 years from date of grant and shall provide for a cashless exercise provision. Vested options shall be assignable without limitation upon the termination of the term hereof, as it may be extended, provided that vested options may be assigned to family members or trusts for their benefit.

6) Confidentiality. You agree to hold in confidence, not to share with any other party or use for your benefit any confidential, non-public information respecting the affairs of the Company learned in the course of your engagement. In addition, for the period of this engagement and for 1 year after the termination of this engagement you agree not to engage in any activity individuality or on behalf of any other entity which competes with the business of the Company as conducted during the term of your engagement.

7) Arbitration. Any dispute with respect to the application or enforcement of the terms of this Agreement shall be submitted to arbitration pursuant to the Rules of the American Arbitration Associates with the loser to pay the costs of the prevailing party.

Please evidence your agreement with the above by signing the enclosed copy of this letter in the space provided.



Sincerely yours,

LASERLOCK TECHNOLOGIES, INC.



                                              AGREED and ACCEPTED:

By:  Norman Gardner
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     Norman Gardner, President                Harvey Goldberg
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                                              Harvey Goldberg